UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
March 17, 2010
GLOBAL MED TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-22083	84-1116894

(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

12600 West Colfax, Suite C-420, Lakewood, Colorado	80215

(Address of principal executive offices)	(Zip Code)
(303) 238-2000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On March 17, 2010, Global Med Technologies, Inc. (“Global Med” or the “Company”), Haemonetics Corporation, a Massachusetts corporation (“Haemonetics”), and Atlas Acquisition Corp., a Colorado corporation and a wholly-owned subsidiary of Haemonetics (the “Acquisition Sub”), executed Amendment No. 1 to the Agreement and Plan of Merger (“Amendment No. 1”), which amends the Agreement and Plan of Merger dated January 31, 2010 among Global Med, Haemonetics and Acquisition Sub (“Merger Agreement”) pursuant to which, Acquisition Sub commenced a tender offer for shares of Global Med’s common stock, par value $0.01 per share (the “Global Med Common Stock”), at a price of $1.22 per share, net to the holders of Global Med Common Stock in cash, and for shares of Global Med’s Series A Convertible Preferred Stock, par value $0.01 per share (“Global Med Preferred Stock” and, together with Global Med Common Stock, the “Shares”), at a price of $1.22 per share on a converted to common stock basis, net to the holders of Global Med Preferred Stock in cash (the “Offer”). Following the consummation of the Offer and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, the Acquisition Sub will merge into Global Med (the “Merger”) and Global Med shall continue as the surviving corporation. For further information on the Merger Agreement and the Offer, please see Global Med’s Current Report on Form 8-K, filed on February 2, 2010 with the Securities and Exchange Commission (“SEC”), and the Merger Agreement filed as Exhibit 2.1 thereto.
     Global Med, Acquisition Sub and Haemonetics have agreed to amend the Merger Agreement to reduce the termination fee, provided for in Section 9.2 of the Merger Agreement, from $2.6 million to $2.4 million.
     The description contained in this Item 1.01 of certain terms of the Amendment No. 1 is qualified in its entirety by reference to the full text of the Amendment No. 1, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.
Item 8.01. Other Events.
     On February 9, 2010, a shareholder of Global Med, Carmelo J. Corica (“Plaintiff Corica”) filed a purported class action lawsuit (the “CJC Action”) against the Company, Acquisition Sub, Haemonetics, Michael I. Ruxin, M.D., Thomas F. Marcinek, Sarah L. Eames, T. Kendall Hunt and Robert R. Gilmore (Dr. Ruxin, Mr. Marcinek, Ms. Eames, Mr. Hunt and Mr. Gilmore, collectively, the “Individuals” and together with the Company, Acquisition Sub, and Haemonetics, the “Defendants”). The CJC Action alleges that the Individuals breached their fiduciary duties to Global Med’s stockholders and alleges that the sales process was neither honest nor fair, that the price offered is inadequate, and that the Merger Agreement contains terms that discourage other bidders and constrained Global Med’s ability to solicit any other offers. The CJC Action also alleges that Haemonetics and Global Med aided and abetted such alleged breach. Based on these allegations, the CJC Action seeks judgment that, among other relief: (1) provides injunctive relief that preliminarily and permanently enjoins the Offer; (2) rescinds the Offer if it is consummated; (3) directs the Defendants to account to Plaintiff Corica and other members of the class for all damages and any profits and other special benefits obtained by the Defendants as a result of director defendants’ breaches of their fiduciary duties; and (4) awards Plaintiff Corica the costs of the CJC Action, including the fees and expenses of Plaintiff Corica’s attorneys and experts. Global Med believes that the CJC Action is without merit.
     On February 17, 2010, a shareholder of Global Med, Joseph F. Sham (“Plaintiff Sham”), filed a purported class action lawsuit in the District Court Jefferson County in Golden, Colorado (the “JFS Action”), against the Defendants. The JFS Action purports to be brought individually and on behalf of all holders of Shares (other than the Defendants). The JFS Action alleges, among other things, that the Individuals breached their fiduciary duties to Global Med’s shareholders, that the bidding mechanism was inadequate, that the Individuals failed to take reasonable steps to maximize the value realizable for the Shares, and that the price offered is unconscionable, unfair, and inadequate and constitutes unfair dealing. The JFS Action also alleges that Acquisition Sub, Haemonetics and Global Med aided and abetted such alleged breach. Based on these allegations, the JFS Action seeks judgment that, among other relief: (1) provides injunctive relief against consummation of the Merger Agreement; (2) awards monetary and/or rescissory damages; and (3) awards Plaintiff Sham the costs of the JFS Action, including the fees and expenses of Plaintiff Sham’s attorneys and experts. Global Med believes that the JFS Action is without merit.
     Also on February 17, 2010, a shareholder of Global Med, Robert O’Brien (“Plaintiff O’Brien”), filed a purported class action lawsuit in the District Court Jefferson County in Golden, Colorado (the “O’Brien Action”), against the Defendants and Gerald Willman, Jr. (an officer of Global Med). The O’Brien Action purports to be brought individually and on behalf of all holders of Shares (other than the Defendants and Mr. Willman). The O’Brien Action alleges, among other things, that the sale of Global Med at the specified price is unfair and inadequate to Global Med shareholders, that the Merger Agreement contains terms that discourage other bidders from making successful competing offers, that certain of the Individuals were motivated to secure personal benefits, including employment agreements and change in control benefits, and that the Individuals breached their fiduciary duties in approving the Merger. The O’Brien Action also alleges that Acquisition Sub, Haemonetics and Global Med aided and abetted such alleged breach. Based on these allegations, the O’Brien Action seeks judgment that, among other relief: (1) provides injunctive relief against consummating the Merger; (2) directs the Individuals to exercise their fiduciary duties to obtain a transaction providing the best possible terms and consideration for Global Med’s shareholders; and (3) awards Plaintiff O’Brien the costs of the O’Brien Action, including the fees of Plaintiff O’Brien’s attorneys and experts. Global Med believes that the O’Brien Action is without merit.
     On March 9, 2010, Plaintiff Corica, Plaintiff Sham and Plaintiff O’Brien (together, the “Consolidated Plaintiffs”), having sought consolidation of the CJC Action, the JFS Action and the O’Brien Action pending in the District Court of Jefferson County in Golden, Colorado, jointly filed in each of these three lawsuits an amended class action complaint against the Defendants (the “Amended Complaint”). On March 10, 2010, the court entered an order consolidating the three actions. The consolidated action is captioned Carmelo J. Corica, Joseph F. Sham and Robert O’Brien v. Michael Ruxin et al., Case No. 10CV673. The Amended Complaint aggregates and restates the allegations and causes of action of the CJC Action, the JFS Action and the O’Brien Action. Additionally, the Consolidated Plaintiffs claim that the Individuals breached their fiduciary duties to Global Med’s shareholders by failing to make allegedly material disclosures to the shareholders in Global Med’s Schedule 14D-9 concerning additional details underlying the fairness opinion of St. Charles Capital, LLC delivered to Global Med and certain background information. Further, the Amended Complaint alleges that the Individuals approved the proposed transaction in order to provide liquidity to Global Med’s largest stockholder. Based on these allegations, the Amended Complaint seeks judgment that, among other relief: (1) provides injunctive relief that preliminarily and permanently enjoins the Offer; (2) rescinds the Offer if it is consummated; (3) directs the Defendants to account to the Plaintiff and other members of the class for all damages and any profits and other special benefits allegedly obtained by the Defendants as a result of the Individuals’ alleged breaches of their fiduciary duties; and (4) awards the Consolidated Plaintiffs the costs of the action, including fees and expenses of the Consolidated Plaintiffs’ attorneys and experts. Global Med believes that the Amended Complaint is without merit.
     On March 10, 2010, the Consolidated Plaintiffs filed a motion seeking a temporary restraining order to enjoin the Offer. The Consolidated Plaintiffs claim that (1) without a temporary restraining order there is a likelihood of irreparable harm to the Consolidated Plaintiffs and no adequate remedy at law, (2) the Consolidated Plaintffs have a substantial likelihood of success on the merits, (3) the threatened injury to the Consolidated Plaintiffs and other shareholders outweighs any possible harm to Defendants, and (4) the granting of the injunction will not disserve the public interest. Global Med believes that the motion for a temporary restraining order is without merit.
     On March 17, 2010, the Consolidated Plaintiffs and the Defendants executed a Memorandum of Understanding in settlement of all claims and liabilities in the Amended Complaint (the “Settlement Memorandum”). In connection with the Settlement Memorandum, Haemonetics has agreed to reduce the amount of the termination fee to $2.4 million. Global Med has agreed to amend the Schedule 14D-9 to include supplemental disclosure, without any admission to the materiality of such supplemental disclosures (those supplemental disclosures are all included in Amendment No. 2 to the Schedule 14D-9). The parties stipulated that the Offer shall remain open for an additional five business days following the date of the filing of Amendment No. 2 to the Schedule 14D-9, i.e. March 24, 2010. The parties have agreed that confirmatory discovery shall be conducted involving depositions of a representative from St. Charles and one member of the Special Committee. The parties have not reached an agreement concerning Consolidated Plaintiffs’ fees and costs, if any, and the Defendants have not waived their right to challenge same on any grounds. Consolidated Plaintiffs will file their application for fees and costs with the court at the appropriate time. The Settlement Memorandum is conditioned upon final approval by the court, along with customary provisions. If approved by the court, Defendants will be released by all class members described in the Amended Complaint (including the Consolidated Plaintiffs) from any claims and liabilities that were or could have been alleged in the Amended Complaint, including all actual or potential derivative, individual and class claims relating to the Offer, the Merger Agreement, the Schedule 14D-9, the Schedule TO, or any other disclosure or matter relating to or arising out of the Offer or Merger. In the event the settlement is not finalized or finally approved by the court, we plan to vigorously defend against the Consolidated Plaintiffs’ claims.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

	2.1	Amendment No. 1 to Agreement and Plan of Merger dated March 17, 2010 between Global Med Technologies, Inc., Haemonetics Corporation, and Atlas Acquisition Corp.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL MED TECHNOLOGIES, INC.
By:	/s/ Michael I. Ruxin, M.D.
Michael I. Ruxin, M.D.
Chairman and Chief Executive Officer

Date: March 18, 2010

Exhibit Index

Exhibit No.	Description

2.1	Amendment No. 1 to Agreement and Plan of Merger dated March 17, 2010 between Global Med Technologies, Inc., Haemonetics Corporation, and Atlas Acquisition Corp.